EXHIBIT 8.1


December 16, 1996


Prudential Securities Secured
  Financing Corporation
One New York Plaza, 14th Floor
New York, NY  10292

Re:   Prudential Securities Secured Financing Corporation
      Registration Statement on Form S-3
      (NO. 333-16511)


Ladies and Gentlemen:

We have acted as counsel for Prudential Securities Secured Financing Corporation ("Prudential") in connection with the issuance of $55,000,000 aggregate principal amount of Life Financial Services Trust 1996-1, Mortgage Pass-Through Certificates, Series 1996-1, Class A (the "Certificates"). A Registration Statement on Form S-3 relating to the Certificates (No. 333-16511) (the "Registration Statement") has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), and was declared effective on December 4, 1996. As set forth in the Prospectus dated December 16, 1996 forming a part of the Registration Statement and the Prospectus Supplement dated December 16, 1996, the Certificates will be issued by a trust established by Prudential pursuant to the provisions of a Pooling and Servicing Agreement dated as of November 30, 1996 (the "Pooling and Servicing Agreement") among Prudential, as Depositor, Life Savings Bank, Federal Savings Bank, as Servicer, and Norwest Bank Minnesota, National Association, as Trustee and Back-up Servicer.

We have examined a form of the Pooling and Servicing Agreement, a form of the Certificates, and a form of the Prospectus and Prospectus Supplement referred to above. We also have examined such other documents, papers, statutes and authorities as we have deemed necessary to form the basis for the opinions hereinafter expressed. In our examination of such material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of copies of documents submitted to us.

On the basis of the foregoing, we are of the opinion that the information in the Prospectus Supplement under the caption "Certain Federal Income Tax Considerations," and in the Prospectus under the caption "Certain Federal Income Tax Consequences," to the extent that it constitutes matters of law or legal conclusions, is correct in all material respects.

This opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder, and judicial and administrative interpretations thereof.

Except as provided below, this opinion is solely for the benefit of the addressee hereof and may not be relied upon in any manner by any other person or entity.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the references to us in the Prospectus Supplement, and to the filing of this opinion as an exhibit to an application made by or on behalf of Prudential or any dealer in connection with the registration of the Certificates under the securities or blue sky laws of any state or jurisdiction. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Stroock & Stroock & Lavan

STROOCK & STROOCK & LAVAN